Exhibit 99.3

INSIGNIA’S SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical financial data of Insignia as of and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002. The financial data as of and for the year ended December 31, 2002 have been derived from the consolidated financial statements of Insignia included elsewhere in this Form 8-K, which have been audited by KPMG LLP, independent auditors, whose report thereon appears elsewhere in this Form 8-K. The financial data as of December 31, 2001 and for the years ended December 31, 2000 and 2001 have been derived from the consolidated financial statements of Insignia included elsewhere in this Form 8-K, which have been audited by Ernst & Young LLP, independent auditors, whose report thereon appears elsewhere in this Form 8-K. The financial data as of December 31, 1998, 1999 and 2000, and for the years ended December 31, 1998 and 1999, have been derived from Insignia’s consolidated financial statements not included in this Form 8-K. On January 31, 2002, Insignia sold its Realty One single-family home brokerage business and affiliated companies to Real Living, Inc. The selected financial data for 1998, 1999 and 2000 have been restated to report the results of Realty One on a discontinued basis. Certain amounts from prior years have been reclassified to conform to the 2002 presentation.

The selected consolidated financial data set forth below should be read in conjunction with “Insignia’s Results of Operations” included elsewhere in this Exhibit 99.3.

	Year Ended December 31,
	1998	1999	2000	2001	2002
	(Dollars in thousands)
Statement of Operations Data:
Total Revenues	$402,171	$579,430	$784,031	$752,461	$724,705
Service revenues	404,067	574,442	773,542	732,485	711,235
Equity earnings (losses) in unconsolidated ventures	(1,896)	2,284	3,912	13,911	3,482
Income from continuing operations	8,073	7,724	21,229	5,721	13,217
Income (loss) from discontinued operations	2,980	2,574	558	(19,229)	4,918
Income (loss) before cumulative effect of changes in accounting principles	11,053	10,298	21,787	(13,508)	18,135
Cumulative effect of changes in accounting principles	—	—	(30,420)	—	(20,635)
Net income (loss)	11,053	10,298	(8,633)	(13,508)	(2,500)
Per Share Amounts—Assuming Dilution:
Income from continuing operations	$0.37	$0.34	$0.87	$0.20	$0.47
Income (loss) from discontinued operation	0.13	0.12	0.02	(0.82)	0.21
Income (loss) before cumulative effect of a change in accounting principle	0.50	0.46	0.89	(0.62)	0.67
Cumulative effect of a change in accounting principle	—	—	(1.24)	—	(0.87)
Net income (loss)	0.50	0.46	(0.35)	(0.62)	(0.20)
Preferred stock dividends	—	—	(890)	(1,000)	(2,173)
Net (loss) income available to common shareholders	11,053	10,298	(9,523)	(14,508)	(4,673)
Other Data:
Cash provided by operating activities	$35,857	$57,977	$80,370	$26,705	$12,835
Cash (used in) provided by investing activities	(128,140)	(171,107)	(74,044)	(25,809)	3,857
Cash provided by (used in) financing activities	140,194	121,443	59,021	9,985	(42,543)
EBITDA (1)	40,359	51,503	75,320	50,967	49,432
Net EBITDA (1)	44,741	48,871	78,046	54,458	51,564
Balance Sheet Data:
Cash and cash equivalents	$53,489	$61,600	$122,196	$131,860	$111,513
Real estate investments	58,196	76,298	102,170	95,710	134,135
Total assets	595,489	795,313	925,625	918,382	872,839
Total debt	44,438	164,322	176,938	207,241	193,684
Stockholders’ equity	383,243	393,069	408,881	399,857	415,329

(1)	EBITDA is defined as real estate services revenues less direct expenses and administrative costs. Net EBITDA is defined as income from continuing operations plus depreciation, amortization, gains (losses) on sales of real estate investments, real estate impairments, Internet investment results and income taxes. Net EBITDA deducts all interest expense and includes funds from operations from real estate investments, or “Real Estate FFO.” Real Estate FFO is defined as income or loss from real estate operations before depreciation, gains or losses on sales of property and provisions for impairment.

None of EBITDA, Net EBITDA or Real Estate FFO, as defined above, should be construed to represent cash provided by operations pursuant to generally accepted accounting principles in the United States, as none of these terms is defined thereby. Insignia’s usage of these terms may differ from other companies’ usage of the same or similar terms. As compared to net income, these measures effectively eliminate the impact of non-cash charges for depreciation, amortization of intangible assets and other nonrecurring expenses. Insignia’s management believes that presentation of these supplemental measures enhance an investor’s understanding of Insignia’s operating performance.

The following calculation of EBITDA is consistent with the calculation of EBITDA for CBRE Holding and us used elsewhere in this Form 8-K.

	Year Ended December 31,
	1998	1999	2000	2001	2002
	(Dollars in thousands)
Operating income	$18,902	$25,196	$30,209	$29,008	$30,977
Add: Depreciation and amortization	19,794	28,126	37,086	40,790	24,661

EBITDA	$38,696	$53,322	$67,295	$69,798	$55,638

INSIGNIA’S RESULTS OF OPERATIONS

The following discussion of Insignia’s results of operations was included in Insignia’s annual report on Form 10-K for the fiscal year ended December 31, 2002. The definition and calculation of EBITDA for Insignia used below differs from the definition and calculation of EBITDA for CBRE Holding and us used elsewhere in this Form 8-K. Please see Insignia’s selected historical financial data under the caption “Insignia’s Selected Historical Financial Data” in this Exhibit 99.3 for the calculation for EBITDA for Insignia using a definition consistent with the definition and calculation of EBITDA for CBRE Holding and us used elsewhere in this Form 8-K. The discussion of Insignia’s results of operations presented below includes the results of Insignia’s residential real estate subsidiaries, which were sold on March 14, 2003.

Historically, Insignia monitored and evaluated its financial performance using three primary measures—EBITDA, Net EBITDA and income from continuing operations. EBITDA in this section is defined as real estate services revenues less direct expenses and administrative costs. Net EBITDA in this section is defined as income from continuing operations before depreciation, amortization, gains (losses) on sales of real estate investments, real estate impairments, Internet investment results and income taxes. Net EBITDA deducts all interest expense and includes real estate funds from operations, or “Real Estate FFO.” Neither EBITDA nor Net EBITDA should be construed to represent cash provided by operations determined pursuant to accounting principles generally accepted in the United States. EBITDA, Net EBITDA and Real Estate FFO are supplemental measures that are not defined by accounting principles generally accepted in the United States, and Insignia’s usage of these terms may differ from other companies’ usage of the same or similar terms. As compared to net income, these measures effectively eliminate the impact of non-cash charges for depreciation, amortization of intangible assets and other non-recurring expenses. Insignia’s management believed presentation of these supplemental measures enhanced a reader’s understanding of Insignia’s operating performance.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Insignia’s 2002 year demonstrated a return to a more normal seasonal pattern of revenues and earnings, with the fourth quarter representing the strongest quarterly period and the first half demonstrating lower revenue generation. Insignia’s performance in 2002 was highlighted by a very strong performance in Europe and a significant recovery in the New York residential sales and brokerage unit, Insignia Douglas Elliman. Despite the strong performance for Europe and the residential business, the 2002 year overall was significantly hindered by continued weakness in the U.S. commercial leasing sector. Due to continuing indecision by corporate clients worldwide with respect to leasing decisions, leasing transaction levels and revenues lagged behind the levels experienced in 2000 and 2001, particularly in New York, and the normal timeframe required to complete transactions has lengthened significantly. A soft office lease environment affects Insignia/ESG, the domestic commercial services business, more than it affects Insignia’s other businesses.

Insignia’s total service revenues for 2002 totaled $711.2 million, representing a decline of 3% from $732.5 million in 2001. The year-over-year revenue decline was offset by $43.1 million of revenues in 2002 produced by Insignia Bourdais, Insignia’s French business unit acquired in late December 2001. On a comparable basis—excluding Insignia Bourdais—services revenues of the consolidated group decreased by 9%, or $64.3 million, to $668.2 million. All of the year-over-year decline is attributed to the Insignia’s U.S. commercial services business of Insignia/ESG as total U.S. service revenues deteriorated by $100.0 million from the 2001 level caused by continued softness in many key U.S. leasing markets. In Europe, the United Kingdom benefited from a robust investment market, which counteracted a soft London lease environment. Consistent with revenues, consolidated Net EBITDA declined in 2002 by 5% to $51.6 million (down from $54.5 million in 2001). The depth of the Net EBITDA drop was mitigated by (1) Insignia Bourdais EBITDA of $7.9 million, (2) expense containment measures in Insignia/ESG for non-essential costs, (3) a 109%, or $6.4 million, improvement in residential EBITDA, (4) a $3.5 million decrease in interest expense in 2002 due to lower interest rates and lower outstanding debt and (5) a $1.3 million increase in European earnings attributed to foreign currency translation (caused by the weakening of the U.S. dollar versus the pound and euro in 2002).

Income from continuing operations in 2002 totaled $13.2 million ($0.47 per diluted share), up from $5.7 million in 2001 ($0.20 per diluted share). Income improved in 2002 despite the declines in U.S. transactional revenues, aided by the elimination in 2002 of goodwill amortization, as required by new accounting standards, and all Internet investment activities. In 2001, pretax income was lowered by $17.4 million of goodwill amortization and $10.3 million of net losses from Internet investments. The net loss for 2002 included income from discontinued operations of $4.9 million related to the January 2002 sale of Realty One. This income included $265,000 in post-closing adjustments in the first quarter of 2002 and a $4.7 million tax benefit in the third quarter of 2002 attributed to the elimination of a valuation allowance on the capital portion of the loss resulting from the Realty One sale. The capital loss was fully reserved in 2001 because of uncertainty of its deductibility due to loss disallowance rules in the Treasury Regulations and insufficient income of the appropriate character. In the third quarter of 2002, it was determined that the loss would be fully deductible for tax purposes, resulting in the realization of the tax benefit for financial reporting purposes. Insignia’s reported net losses for 2002 and 2001 included a $20.6 million loss (net of $9.4 million tax benefit) reported as the cumulative effect of the goodwill accounting change (2002) and a $17.6 million (net of $4.0 million tax benefit) loss on disposal of discontinued Realty One business (2001).

The table below depicts Insignia’s operating results, in a format that highlights the above measures, and reconciles them to GAAP net income, for the years ended December 31, 2002, 2001 and 2000, respectively. Operating results for all periods presented reflect the results of Realty One on a discontinued basis for financial reporting purposes. Certain amounts for all periods have been reclassified to conform to the current presentation. Such reclassifications have no effect on reported net income (loss). This information has been derived from Insignia’s consolidated statements of operations for the years then ended.

	Year Ended December 31,
	2000	2001	2002
	(Dollars in thousands)
Real Estate Services Revenues
Commercial — United States	$497,695	$492,778	$392,728
Commercial — International	141,752	120,475	184,816
Residential	134,095	119,232	133,691

Total real estate services revenues	773,542	732,485	711,235
Cost and Expenses
Real estate services	681,867	668,079	647,459
Administrative	16,355	13,439	14,344

EBITDA — Real Estate Services	75,320	50,967	49,432
Real estate FFO (1)	3,877	6,064	2,957
Fund management income	911	2,559	4,047
Development income	1,546	2,736	—
Interest and other income (2)	8,137	5,200	3,998
Interest expense (2)	(11,745)	(12,407)	(8,870)
Other	—	(661)	—

Net EBITDA	78,046	54,458	51,564
Gain on sales of real estate	3,884	10,986	5,501
Real estate impairment	(1,806)	(824)	(3,525)
Depreciation — FF&E	(10,350)	(15,392)	(17,588)
Amortization of intangibles	(23,825)	(24,408)	(5,153)
Depreciation — real estate (3)	(5,125)	(5,755)	(6,863)

	(39,300)	(45,555)	(29,604)

Income from real estate operations	40,824	19,065	23,936
Life insurance proceeds, net	19,100	—	—
Losses from internet activities, net	(35,527)	(10,263)	—

Income from continuing operations before income taxes	24,397	8,802	23,936
Income tax expense	(3168)	(3,081)	(10,719)

Income from continuing operations	21,229	5,721	13,217
Discontinued operations, net of applicable taxes:
Income (loss) from discontinued operation	558	(1,600)	—
Income (loss) on disposal	—	(17,629)	4,918

Income (loss) before cumulative effect of a change in accounting principle	21,787	(13,508)	18,135
Cumulative effect of a change in accounting principle, net of applicable taxes	(30,420)	—	(20,635)

Net loss	(8,633)	(13,508)	(2,500)
Preferred stock dividends	(890)	(1,000)	(2,173)

Net loss available to common shareholders	$(9,523)	$(14,508)	$(4,673)

The table below provides a summary of EBITDA by operating segment for the years ended December 31, 2000, 2001 and 2002, respectively.

	December 31, 2000
	Commercial	Residential	Other	Total
	(Dollars in thousands)
Real Estate Services Revenues	$639,447	$134,095	$—	$773,542
Cost and Expenses
Real estate services	559,400	122,467	—	681,867
Administrative	—	—	16,355	16,355

EBITDA	80,047	11,628	(16,355)	75,320
Real estate FFO (1)	3,877	—	—	3,877
Fund management income	911	—	—	911
Development income	1,546	—	—	1,546
Interest and other income (2)	2,316	—	5,821	8,137
Interest expense (2)	(1,032)	(48)	(10,665)	(11,745)

Net EBITDA	$87,665	$11,580	$(21,199)	$78,046

	December 31, 2001
	Commercial	Residential	Other	Total
	(Dollars in thousands)
Real Estate Services Revenues	$613,253	$119,232	$—	$732,485
Cost and Expenses
Real estate services	554,744	113,335	—	668,079
Administrative	—	—	13,439	13,439

EBITDA	58,509	5,897	(13,439)	50,967
Real Estate FFO (1)	6,064	—	—	6,064
Fund management income	2,559	—	—	2,559
Development income	2,736	—	—	2,736
Interest and other income (2)	2,084	16	3,100	5,200
Interest expense (2)	(639)	(38)	(11,730)	(12,407)
Other	(661)	—	—	(661)

Net EBITDA	$70,652	$5,875	$(22,069)	$54,458

	December 31, 2002
	Commercial	Residential	Other	Total
	(Dollars in thousands)
Real Estate Services Revenues	$577,544	$133,691	$—	$711,235
Cost and Expenses
Real estate services	526,076	121,383	—	647,459
Administrative	—	—	14,344	14,344

EBITDA	51,468	12,308	(14,344)	49,432
Real Estate FFO (1)	2,957	—	—	2,957
Fund management income	4,047	—	—	4,047
Interest and other income (2)	2,300	15	1,683	3,998
Interest expense (2)	(474)	(16)	(8,380)	(8,870)

Net EBITDA	$60,298	$12,307	$(21,041)	$51,564

(1)	Real estate FFO includes income or loss from all real estate operations, including both consolidated property entities and unconsolidated co-investment entities.
(2)	Interest and other income and interest expense exclude amounts attributed to consolidated property operations (which are included in Real Estate FFO).
(3)	Real estate depreciation represents the depreciation attributed to the three consolidated real estate properties as well as the portion of depreciation expense of real estate owning entities in which Insignia has minority equity ownership.

Commercial Real Estate Services

Insignia’s commercial real estate service operations include Insignia/ESG in the United States, Insignia Richard Ellis in the United Kingdom, Insignia Bourdais in France—acquired in December 2001—and other subsidiaries in Germany, Italy, Belgium, the Netherlands, Spain, Asia and Latin America. Commercial real estate services revenues of $577.5 million in 2002 reflected a 6% decline from $613.3 million produced in 2001. Similarly, commercial EBITDA of $51.5 million in 2002 fell 12% below the $58.5 million generated for 2001. These operating declines in 2002 were even more pronounced with consideration for the first year contributions of Insignia Bourdais in France, which exceeded expectations with service revenues of $43.1 million and EBITDA of $7.9 million. Commercial operations are more fully discussed below.

United States

Insignia’s U.S. commercial services unit, Insignia/ESG, experienced weak leasing markets nationwide during 2002. U.S. revenues and EBITDA totaled $392.7 million and $25.7 million, respectively, for the 2002 year, representing declines from 2001 of 20% for revenue (from $492.8 million) and 44% for EBITDA (from $45.8 million). The general economic uncertainty and sluggish pace of leasing activity continues to hinder performance. The revenue decline in 2002 was partially mitigated by discipline in controlling expenses, as total variable expenses (excluding employee incentives) decreased by $7.0 million from the 2001 level. Declines in compensation and other employee costs, travel, advertising, office expenses, consulting and information technology expenses contributed to the overall decrease, offset by $7.6 million of uncontrollable expense increases pertaining to occupancy costs, bad debts, legal expenses and liability insurance premiums. The most significant individual increase was in occupancy costs, which increased by $3.0 million over 2001 levels as a result of new leases or renewals at higher rent levels in several U.S. markets, most notably Boston and Insignia’s headquarters at 200 Park Avenue in New York City (renegotiated in mid-2001). Corporate insurance, legal expenses and bad debts collectively increased by approximately $4.6 million over 2001 levels.

In early 2003, Insignia/ESG entered into significant employment agreements with seven key members of the New York consulting and brokerage staffs. These contracts require retention bonus payments of $8.4 million in 2003 and a further $3.2 million in 2004. The impact of these payments on Insignia’s earnings is expected to approximate $3.5 million in 2003 and $2.7 million per year for 2004 through 2006. A primary portion of the consulting group’s compensation is paid through EBITDA based incentive calculations. The consulting group’s new contract guarantees the incentive portion of their compensation for 2003 through 2006 to be between $13.5 million and $14.0 million annually. The 2003 year is the first period that the consulting group’s incentive is guaranteed. The annual guarantee does not exceed the levels achieved in years 2000, 2001 and 2002.

Europe

European operations continued to exhibit strength in difficult times, despite soft leasing markets outside of Paris, fueled by investment activity and valuation services in the United Kingdom and positive contributions from Insignia Bourdais in France (which was acquired at the end of 2001). European revenues and EBITDA totaled $178.5 million and $29.9 million, respectively, for the 2002 year, up significantly from 2001 results of $116.4 million for revenue and $16.5 million for EBITDA. The strength of European operations in 2002 was attributed to the Insignia Bourdais acquisition and improved performance in the United Kingdom. The other European businesses collectively produced service revenues of $13.7 million and a small EBITDA loss of $570,000 for 2002. These results compare to services revenues of $10.5 million and EBITDA of $564,000 in 2001.

Insignia Richard Ellis in the United Kingdom generated service revenues of $121.7 million and EBITDA of $22.7 million in 2002, representing material improvement over 2001 results of $105.9 million for service revenues and $16.0 million for EBITDA. In the United Kingdom, the main transactional strength in 2002 was in the investment sales market. Institutional investors remained committed to real estate investment in 2002 due to an expectation of more favorable returns than are currently available from other asset classes. Also, the debt driven market continued to flourish due to historically low interest rates in the United Kingdom. The 2002 year closed with the base interest rate in the United Kingdom at approximately 3.75%, representing the lowest level since 1955 according to a report by the BBC News in February 2003. Further, consulting services—particularly valuation services—remained robust alongside the strength of the investment market. Conversely, leasing activity and associated service lines were weak throughout the United Kingdom in 2002.

Insignia Bourdais in France contributed service revenues of $43.1 million and EBITDA of $7.9 million during 2002. Insignia Bourdais is essentially a tenant representation business. Similar to the United Kingdom, leasing activity in 2002 was relatively poor, compared to 2001 levels, in all of Insignia’s other continental European markets, which include the Netherlands, Italy, Germany, Belgium and Spain. The German operation was most severely affected by poor economic conditions and low leasing volumes, producing an EBITDA loss for 2002 of $921,000.

In 2002, Insignia further expanded its capabilities in Spain through the acquisition of a company formed by the former Arthur Andersen consulting team in Spain and committed to invest up to $2.7 million for working capital for the Madrid and Barcelona offices and to recruit additional professional talent. These initiatives are expected to increase Insignia’s transaction and consulting services in Spain in 2003 and beyond.

Insignia’s European operating results in 2002 have been translated into U.S. dollars at average exchange rates of $1.51 to the pound and $0.95 to the euro. In 2001, European operating results were translated into U.S. dollars at average exchange rates of $1.44 to the pound and $0.90 to the euro. The change in currency translation rates accounts for $1.3 million of the improved European EBITDA performance in 2002.

Asia and Latin America

Insignia’s operations in Asia and Latin America launched in 2001 continued to build their service platforms in 2002, although performance in 2002 was substantially constrained by very weak commercial real estate markets in Asia, particularly Hong Kong. Latin American performance improved in 2002 aided by the completion of one of the largest office leases ever in Mexico in the third quarter. These operations incurred an aggregate EBITDA loss of $4.1 million for all of 2002, representing a slight increase over the $3.9 million loss generated for 2001. Total service revenues increased 57% to $6.3 million in 2002, compared to $4.0 million in 2001. Earnings for 2002 worsened despite the revenue surge due primarily to increases in expenses in Asia relating to broker hirings and office expansion.

Residential Real Estate Services

Insignia’s residential real estate services consist of co-op and apartment brokerage through Insignia Douglas Elliman and property management services through Insignia Residential Group. Insignia Douglas Elliman experienced a material resurgence in its business during 2002. The New York co-op and condo sales market rallied strongly in 2002 following the elimination of transactional activity in late 2001 following the terrorist attacks on September 11. Residential services revenues aggregated $133.7 million for 2002, an increase of 12% over $119.2 million for 2001, and residential EBITDA increased 109% to $12.3 million, over $5.9 million for 2001. Insignia Douglas Elliman generated revenues and EBITDA of $107.1 million and $11.6 million, respectively, in 2002, representing increases of 15% and 149% over 2001. Insignia Douglas Elliman’s gross transaction volume totalled $2.8 billion for 2002, representing a 16% improvement over $2.4 billion produced for 2001. The 2002 year was the most profitable period in the 91-year history of the Douglas Elliman business, which was acquired by Insignia in June 1999.

Insignia Douglas Elliman’s year-over-year improvement reflected benefits derived from pent-up demand from the late 2001 period when new contract signings came to a virtual standstill as well as shifts in household investment towards real estate. Demand was particularly robust for apartments selling for less than $1.0 million and remained active for apartments up to $3.0 million; however, there was notably less demand in 2002 for apartments priced at higher levels (over $5.0 million) as the more affluent continue to defer purchase decisions.

The New York City real estate market was severely affected by the events of September 11. However, the severe reduction in contract activity in the fourth quarter of 2001 provided the impetus for the resurgence seen in the first and second quarters of 2002 as buyers and investors fled the relative instability and poor returns of the equity markets and moved capital to the tangible security represented by real estate. This activity continued throughout 2002 with sales volume increasing 18% in unit terms to 3,521 and 16% in dollar terms to $2.8 billion over the prior year.

Insignia Douglas Elliman’s 2002 earnings were buoyed by a variety of causal factors including greater transaction volumes, a commission structure more favorable to the company and significantly reduced marketing costs. When compared to 2001 revenue figures, the new commission structure resulted in a net increase in EBITDA of $1.3 million, while the increased efficiency of advertising spending resulted in an EBITDA contribution of $2.4 million dollars over the prior year.

Residential EBITDA for 2002 was reduced by a second quarter $1.0 million charge for the estimated unrecoverable costs of vacating and subleasing excess office space previously used by Insignia Residential Group, as well as a $494,000 third quarter expense for estimated litigation settlements at Insignia Residential Group. The lease charge was determined based on assumptions regarding the probable sublease of the excess space, including passage of an estimated twelve months prior to receiving rents from a subtenant. Aside from these charges, Insignia Residential Group benefited from operating efficiencies achieved from the termination of unprofitable management assignments. As evidence, excluding these charges, Insignia Residential Group generated EBITDA of $2.2 million during 2002. This result would have represented a 77% improvement over the $1.2 million of EBITDA realized for the 2001 year (which did not include similar expenses).

Insignia Douglas Elliman and Insignia Residential Group were sold on March 14, 2003.

Administrative

Administrative expenses increased 7% to $14.3 million in 2002, compared to $13.4 million in 2001. The year-over-year change can be attributed primarily to a $2.5 million increase in third party professional fees stemming from external advice to Insignia’s Compensation Committee and newly formed Governance and Nominating Committee in the evaluation of executive compensation programs and matters of governance and internal policy, external counsel advice in meeting the requirements of the Sarbanes-Oxley Act of 2002 and legal advice and other services related to the potential merger with CB Richard Ellis Services, Inc., partially offset by an agreed $1.4 million reimbursement from Insignia’s Chairman resulting from completion of the Governance and Nominating Committee’s review and policy formulation (of which $700,000 was paid in December 2002 and $691,414 was repaid in February 2003).

Other Items Included in the Determination of Net EBITDA

Interest and other income declined 23% from $5.2 million in 2001 to $4.0 million in 2002. Lower interest rates and average cash balances account for the change.

Interest expense (excluding property interest) decreased 29%, or $3.5 million, to $8.9 million in 2002. Insignia benefited throughout 2002 from lower interest rates on its LIBOR based borrowings and reduced borrowing levels as a result of a $32 million pay-down of debt during the first quarter of 2002 and a subsequent $22 million pay-down in October 2002. The average interest rate on the outstanding balance on the senior revolving credit facility was approximately 4.5% in 2002, compared to an average of over 6% in 2001.

Real Estate FFO from Insignia’s property investment portfolio declined 51%, from $6.1 million in 2001 to $3.0 million in 2002. The declines in 2002 are primarily attributable to (1) lost earnings from properties sold over the past year, including, most significantly, the Fresh Meadows apartment complex in Queens, New York, which contributed FFO in 2001 of approximately $1.1 million prior to its sale, (2) lower occupancy levels and (3) losses aggregating $800,000 from development assets that had commenced operations but had not leased to stabilized levels.

Other Items Included in the Determination of Net Income

Gains realized from sales of real estate in 2002 totaled $5.5 million, down 50% from $11.0 million for 2001. The 2002 gains included $1.3 million attributed to the sale of a wholly owned retail property in Dallas. This gain is reported in “other income, net” in Insignia’s 2002 consolidated statement of operations included in Insignia’s consolidated financial statements included elsewhere in this Form 8-K. Remaining gains totaling approximately $4.2 million were derived from sales of minority owned properties in Insignia’s co-investment portfolio. These gains are included in equity earnings in unconsolidated ventures in Insignia’s 2002 consolidated statement of operations. Gains realized in 2001 were substantially attributable to the sale of Fresh Meadows, an apartment complex in New York acquired in December 1997 in which Insignia held a 17.5% profits interest. Insignia generated a gain of $10.4 million from the sale of Fresh Meadows. Property sales are difficult to predict and vary considerably from year to year. In addition, as a minority owner, Insignia does not control the sale decision. Comparisons of this type of income do not reflect performance of the investments for the comparative period, but rather the volume of asset sales in the period and the cumulative value change of the investments sold.

During 2002, Insignia recorded impairment against its real estate investments totaling $3.5 million on eight property assets, including a wholly owned land parcel held for development. Insignia re-evaluates each real estate investment on a quarterly basis, taking into account changes in market conditions and prospects. The impairment charge on the land parcel, located in Denver, totaled $560,000 and was determined based on a third party appraisal. Other impairments pertaining to minority owned assets indicated lower values based on increased vacancies, lower rental rates and operating cash flows and overall diminished prospects for recovery of Insignia’s full investment upon final disposition.

Depreciation of property and equipment increased 14% to $17.6 million in 2002, from $15.4 million for 2001. The increases are the result of depreciation on late 2001 capital spending in combination with depreciation expense attributed to capital additions totaling approximately $10.4 million during 2002. Such capital expenditures primarily represented leasehold improvements (in connection with addition or relocation of offices), computer purchases and software.

Amortization of intangibles declined from 2001 by 79%, or $19.3 million, to approximately $5.2 million during 2002. The adoption of new accounting standards requiring elimination of amortization of goodwill, effective January 1, 2002, was responsible for $17.4 million of the decrease year-over-year and the remainder of the decrease was attributed to certain property management contracts that fully amortized in 2001 and early 2002. Amortization expense in 2002 includes acquired property management contracts, non-compete agreements and the acquired customer backlog of Insignia Bourdais.

In 2001, Insignia incurred pre-tax net Internet investment losses totaling $10.3 million. The losses represented impairment write-offs of certain third-party Internet-based investments made predominantly in 1999 and 2000. Insignia had no Internet-related activity during 2002, and Insignia’s only remaining Internet-related investment not fully impaired and written off totaled approximately $967,000 at December 31, 2002, representing an investment in an e-commerce venture fund.

Income tax expense on continuing operations increased $7.6 million to $10.7 million in 2002 as a result of higher income, compared to 2001. While overall service operations were more robust in 2001 than in 2002, income for 2001 was adversely affected by goodwill amortization of $17.4 million and losses on Internet investments totaling a net $10.3 million.

Net earnings for 2002 was enhanced by income from discontinued operations of $4.9 million. This income included $265,000 recognized in the first quarter of 2002 pertaining to post closing adjustments in conjunction with the Realty One sale and a $4.7 million tax benefit in the third quarter attributed to the elimination of a valuation allowance on the capital portion of the loss, which had been fully reserved in 2001 due to uncertainty of deductibility. Conversely, the net loss for 2002 was adversely affected by a goodwill impairment charge of $20.6 million (net of $9.4 million tax benefit) reported as the cumulative effect of a change in accounting principle. The net loss for 2001 included, in discontinued operations, the $1.6 million Realty One net operating loss and the $17.6 million loss (net of a $4.0 million tax benefit) on disposal of Realty One.

With respect to the goodwill accounting change, Insignia conducted internal analyses in early 2002 that indicated the U.S. commercial operation was not impaired and that goodwill of the Asia operation was in fact impaired. Insignia also determined that there was a possibility of impairment in the European operations and in Insignia Douglas Elliman and engaged third-party valuation consultants to appraise these businesses. Their evaluations indicated no impairment in the European operations and Insignia Douglas Elliman’s impairment totaled $26.8 million before taxes. The total impairment charge of $30.0 million before taxes included approximately $3.2 million related to goodwill of Insignia Brooke in Asia. Insignia Douglas Elliman’s performance in 2002 far exceeded the estimates used in evaluating that business for impairment at January 1, 2002.

Insignia concluded its annual impairment test as of December 31, 2002 and that test did not demonstrate further goodwill impairment. The estimation of business values for measuring goodwill impairment is highly subjective and selections of different projected income levels and valuation multiples within observed ranges can yield different results.

As a result of the foregoing, Insignia reported a net loss for 2002 of $2.5 million, or $0.20 per diluted share, and a net loss for 2001 of $13.5 million, or $0.62 per diluted share.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Insignia’s 2001 year was marked by a slowing worldwide economy, disruption in the markets following the September 11 tragedy and the strategic decision to sell Realty One. Service revenues declined 5% to $732.5 million, and income from continuing operations declined 73% to $5.7 million. The year began following heady 35% services revenue growth in 2000 with most markets, particularly the Manhattan office market, the central London office market and the Manhattan co-op and condominium market, marked by short supply. Insignia’s business plan for 2001 at the beginning of the year noted such short supply as the constraining factor that would likely limit volume.

Following a better than normal first quarter, volume began to slow. In retrospect, this was the first sign of a slowing global economy. That condition became the factor most affecting operations during 2001 rather than the short supply originally anticipated. The third quarter was particularly poor. A disproportionate amount of third quarter volume is typically concluded in the post-Labor Day (United States) and post-August holiday (Europe) periods. However, the usually high-volume month of September became the weakest month of the year in the aftermath of September 11. This was particularly the case in New York, which is by far the largest market for Insignia.

The fourth quarter rebounded both as a result of business beginning to return to normal, including the conclusion of many of the largest transactions in progress during the year as well as some additional, unanticipated volume assisting tenants displaced in New York City. As a result, Insignia reported acceptable results for the year, particularly considering the economic conditions and their effect on client decisions. However, such results were well below the record 2000 results.

Commercial Real Estate Services

Revenues from commercial services declined 4%, or $26.2 million, to $613.3 million in 2001. U.S. commercial services revenues declined by $4.9 million to $492.8 million (from $497.7 million in 2000), European services revenues declined by $25.3 million to $116.4 million (from $141.8 million in 2000) and start-up operations in Asia and Mexico added $4.0 million in services revenues. EBITDA from commercial services declined by 27%, or $21.5 million, to $58.5 million (from $80.0 million in 2000). U.S. EBITDA declined $9.3 million to $45.8 million (from $55.2 million in 2000), European EBITDA declined by $9.3 million to $16.6 million (from $25.9 million in 2000) and the start-up Asian and Latin American operations produced EBITDA losses of $3.9 million.

Revenues in commercial services are significantly impacted by SAB 101. The impact is primarily confined to the United States, though a small number of Insignia’s European transactions are impacted. SAB 101 required a change as of the beginning of 2000 in the manner in which leasing commissions are recognized as revenue. Leasing is the single largest source of revenue to Insignia. For 2001, leasing commissions accounted for over 70% of U.S. commercial services revenue, more than 60% of worldwide commercial services revenue and more than 50% of Insignia’s total revenues.

Insignia represents both tenants and landlords in the leasing of commercial property—office, industrial and retail. The leasing process may last from weeks to years. Once a lease is signed and a commission agreement is in place, Insignia’s services are concluded. However, market customs and individual negotiations govern the terms of the commission agreement. Some commissions are earned and payable upon execution of the lease. Some are payable in installments on specific dates. Others are payable in installments on the occurrence of certain events, such as lease execution, occupancy by the tenant or payment of rent for a specified period (typically first month, first six months or first year). In other much rarer instances, installments are paid on a schedule that may require a refund by Insignia if events such as those identified in the preceding sentence fail to occur. Under SAB 101, any commission billable (or refundable) upon a condition other than the passage of time may not be recognized until the billing condition is met or the refund contingency expires. The primary impact of SAB 101 is the recognition of income on affected leases from the date Insignia’s performance is complete to the date the tenant satisfies the obligations under his lease that are specified conditions in the commission agreement.

In 2000, application of SAB 101 reduced reported revenues by $59.8 million. In 2001, the application of SAB 101 increased revenues by more than $30.0 million. The impact on 2001 was the result of recognition of previously completed leases closed during the years 1998-2000, reduced by deferrals of 2001 transactions. It is important to note that SAB 101 does not affect many leasing transactions. In fact, the largest transactions concluded in both 2000 and 2001 were not affected by the provisions of SAB 101. This accounting requirement does limit Insignia’s ability to predict its revenues in the short term (one quarter to one year). This occurs because the conditions of SAB 101 are controlled by the tenant and not by Insignia, and Insignia’s estimate of the date those events will occur often varies by months. Further, while Insignia monitors its transaction backlog from prospect to conclusion, no particular transaction can be reliably forecast from a revenue recognition standpoint until the commission agreement is executed with the conditions to billing specified. This often occurs at or near the same time as the execution of the lease.

United States

The U.S. commercial services operation suffered a decline in EBITDA of over $9.0 million in 2001, compared to 2000. This decline—on only a 1% decrease in revenues—arose from a number of factors, the largest of which was higher commission expense. Commission expense includes a formulaic bonus to the consulting department computed on commission revenues allocated to that department. In 2000, revenues were recognized under SAB 101 as to which contractual bonuses to the consulting department had been paid in prior years, without any ability to recover. This circumstance created a $10.0 million lower commission expense in 2000 than would have occurred without the accounting change under SAB 101 and also contributes to an increase in the average reported commission rate for 2001. In late 2000, Insignia modified the formulaic consulting department bonus such that the expense of such bonus would match reported revenues in future periods. Further, production in 2001 was skewed toward markets with higher average commission rates, and within those markets, production was relatively greater among brokers who had attained higher commission splits. The result was an overall commission expense of $15.0 million higher than the amount that would have been recorded at 2000 average commission rates. There were no changes in overall commission programs that would otherwise account for this change.

Rent expense increased by approximately $3.5 million in 2001. Of this increase, approximately $1.25 million arose from the renewal at Insignia’s New York City headquarters in June 2001. Most of the remainder of the increase was attributable to expansions primarily in California, Boston and Washington. Also, Insignia’s share of expenses of the Octane consortium increased by nearly $1.0 million, to $1.9 million, in 2001. Conversely, incentive compensation declined by approximately $10 million as a result of lower earnings.

Europe

Insignia’s European operations are dominated by its U.K. offices, which produced more than 90% of European revenues and EBITDA for 2001 and 2000. The decline in European revenues and EBITDA in 2001 is directly attributable to lower leasing and investment sales volume in the key London market. For 2001, revenues from leasing and investment sales declined from 2000 levels by 34% and 35% to $21.4 million and $19.8 million, respectively. The year 2000 was an exceptional period for both of these service lines as transaction volume reached unprecedented levels. Entering 2001, market expectations were that 2000 activity levels would not be sustained and results for 2001 reflected this expected decline. The weakened economic conditions and the unavoidable period of inactivity that followed the events of September 11 further compounded the declines in Europe.

At the same time, revenues from professional services and consulting in 2001 remained relatively flat as compared to 2000. Property services revenues for 2001 were maintained by the valuation practice, which experienced growth in assignments compared to the levels experienced in 2000.

During 2001, Insignia opened a small office in Madrid, Spain and added staff to its offices in Brussels and Milan. Most importantly, in December 2001, Insignia acquired Insignia Bourdais, one of the largest real estate service firms in France. For 2001 (not included in Insignia’s results), Insignia Bourdais produced revenues of almost $39 million.

Asia and Latin America

Asian and Latin American operations were started in 2001 and collectively produced EBITDA losses of $3.9 million. These operations now give Insignia the ability to serve clients in Hong Kong, China, Japan, Thailand, India, Mexico and parts of South America. The losses for the 2001 year were greater than Insignia had anticipated as a result of later additions of important capability and the weak Asian economies.

Residential Real Estate Services

Revenues from residential services—provided through New York-based Insignia Douglas Elliman and Insignia Residential Group—declined 11%, or $14.9 million, to $119.2 million in 2001. Virtually all of the decline from year 2000’s exceptionally strong pace can be attributed to the erosion in transaction volume and sales prices in the New York apartment market.

Insignia Douglas Elliman produced service revenues and EBITDA of $92.9 million and $4.7 million, respectively, for the 2001 year. These operating results represented sharp declines of 14%, or $14.6 million, for revenues and 58%, or $6.5 million, for EBITDA, compared to 2000. The softening of the economy in early 2001, which continued up to and was exacerbated by the events of September 11, led to a serious deterioration in contract activity in the New York City and tri-state area markets. The volume of units sold dropped more than 13% from 2000 and average sales prices declined 3% year-over-year. Further, gross transaction volume declined 16% to $2.4 billion in 2001. The decrease in activity was experienced across the mix of real estate inventory in the New York City marketplace, with the only exceptions being increases in sales of new cooperative development projects and commercial space leasing.

Insignia Douglas Elliman’s earnings in 2001 were adversely affected by the lower transaction volumes. However, an increase in average commission expense rates also contributed to the decline in EBITDA in 2001. Broker commission splits entering 2001 were in many cases maintained at 2000 year-end levels, which had reached heightened levels due to the robust volumes achieved during the 2000 year. The higher commission rate in 2001 resulted in a $1.2 million decline in EBITDA from the amount that would have been generated at 2000 commission levels. Other operating expenses in 2001 declined modestly from 2000.

Insignia Residential Group in 2001 showed a significant increase in EBITDA compared to 2000, despite a marginal decline in revenues to $26.3 million. For all of 2001, Insignia Residential Group generated EBITDA of $1.2 million, representing an increase to almost three times the level experienced in 2000 ($452,000). In late 2000, we implemented a reorganization plan that resulted in the termination of non-profitable management engagements, prudent expense reductions and a better matching of revenues and operating expenses on a individual project basis. This reorganization resulted in the achievement of more than $1.0 million in total expense savings in 2001. The 2001 year was also marked by the second quarter engagement as property manager and leasing agent for Peter Cooper Village Stuyvesant Town, a 11,000 unit portfolio in Manhattan.

Administrative

Administrative expenses declined by 18% to $13.4 million in 2001. Virtually the entire change related to lower incentive compensation attributable to Insignia’s lower overall performance.

Other Items Included in the Determination of Net EBITDA

Interest and other income declined by 36% to $5.2 million. One reason was lower interest rates available on short-term investment of cash on hand. The average rate for 2001 declined to approximately 3% from over 5% in 2000. At the same time, cash declined significantly in March 2001 as record incentive compensation was paid based on 2000 performance. In addition, all remaining contingent purchase consideration for Insignia’s U.K. operations was achieved, resulting in a payment of more than $22.0 million in March 2001 (through issuance of loan notes secured by restricted cash).

Interest expense increased despite lower interest rates. Insignia’s interest rate on its revolving credit facility averaged approximately 6% in 2001 versus 8% in 2000. The average rate at December 31, 2001 was 4.9%. Average borrowings were approximately $15 million higher in 2001 as a result of $15 million borrowed in mid-2000 for Internet investments and a further $10 million drawn in early 2001. The average interest rate on the $117 million outstanding under the revolving credit facility after a $32 million pay-down in January 2002 was approximately 4.5%.

In 2001, Insignia acquired Baker Commercial in Dallas in an attempt to transform its predominantly property management business in Dallas to a more balanced operation with quality brokerage capability. As a part of that acquisition, Insignia decided to vacate its existing office space and move to a location more suitable to the new business mix. A charge of $661,000 was taken at the acquisition date in connection with the lease.

Real estate FFO from Insignia’s investment portfolio increased 56% to $6.1 million in 2001. More than $200,000 of the change was attributable to adding or selling properties during 2001, while almost $2.0 million of the increase was achieved solely from improved property operations. Of the real estate FFO reported in 2001, more than $1.0 million related to properties sold during the year and no longer owned at December 31, 2001. Real estate FFO is a financial measure that is not defined by GAAP and Insignia’s usage of this term may differ from other companies’ usage of the same or similar terms.

Insignia’s earnings in 2001 benefited from the investment programs undertaken in prior years by the financial services portion of the business. Those investments reached a meaningful income production stage in 2001, increasing their contribution by $5.0 million to $5.3 million. An earnings contribution of approximately $2.6 million in 2001 was provided by Insignia’s fund management businesses. This performance represented an increase from $911,000 in the year 2000. Insignia Opportunity Partners, the first of two managed funds, became fully invested in 2001 and a second similar fund (Insignia Opportunity Partners II) was launched in late 2001, but did not begin to produce income during the 2001 year. In addition, the development program commenced several years ago increased its income contribution to approximately $2.7 million in 2001, compared to approximately $1.5 million in 2000.

Other Items Included in the Determination of Income

Gains on sales of real estate through minority-owned entities nearly tripled to $11.0 million in 2001. The increase is substantially attributable to the sale of Fresh Meadows, an apartment complex in New York in which Insignia held a 17.5% profits interest. This property was acquired in December 1997. Property sales are difficult to predict and vary considerably from year to year. In addition, as a minority owner, Insignia does not control the sale decision. Insignia recorded impairment write-downs of an aggregate $824,000 on four investments in 2001. Insignia’s analysis indicated that the lease prospects of a telecom building and lower income being produced by certain hotel assets resulted in values less than their carrying amounts.

Depreciation expense (excluding property depreciation) in 2001 rose 49% to $15.4 million, or $5.0 million over 2000. The increases are attributed to capital spending of more than $65.0 million over the past three years for new information technology platforms and leasehold improvements in connection with the upgrade and relocation of offices in key U.S. markets and London.

Amortization of intangibles increased 2% to $24.4 million for the 2001 year. This increase reflects amortization of contingent earnouts paid in 2001. Such additional purchase consideration was recorded as costs in excess of net assets of acquired businesses.

Internet losses for 2001 totaled a net $10.3 million, before tax effects, reflecting Internet investment write-downs of approximately $13.4 million and income of $3.2 million resulting from the final liquidation of EdificeRex in December 2001. This income represented the culmination of those losses of EdificeRex in excess of Insignia’s investment basis incurred during the first half of 2000 when Insignia consolidated EdificeRex. Insignia wrote off all remaining Internet business assets and investments in 2000 and 2001 with the exception of an aggregate $1.0 million investment in a multiple venture fund equivalent to fair value of that investment as reported by that fund’s manager (approximately $940,000) and a publicly-traded Internet company ($67,000).

Income taxes declined in 2001 as compared to 2000 commensurate with lower income.

As a result of the foregoing, Insignia reported a net loss for 2001 of $13.5 million, or $0.62 per diluted share. This net loss included the $17.6 million (net of $4.0 million tax benefit) loss on disposal and the $1.6 million net operating loss attributed to the discontinued Realty One business.